UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2013

National Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12629	36-4128138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Broadway, 27th Floor, New York, NY	10271
(Address of Principal Executive Offices)	(Zip Code)

(212) 417-8000

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2013, National Holdings Corporation, a Delaware corporation (the "Company"), entered into a Co-Executive Chairman and Chief Executive Officer Compensation Plan (the "Agreement") with Mark D. Klein, providing for the terms of his employment as Co-Executive Chairman and Chief Executive Officer for a period beginning January 25, 2013 and ending on September 30, 2015 (the "Term"). Mr. Klein will initially receive a base salary $1.00 per annum. From and after September 30, 2013, Mr. Klein's base salary for the remainder of the Term shall be as determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (with advice (as appropriate) from the Board of Directors of the Company), who shall review Mr. Klein's base salary no less frequently than each fiscal year. Mr. Klein will be eligible for an annual bonus for each fiscal year of the Term as determined by the Compensation Committee. During the Term, Mr. Klein will serve as a member of the Executive Committee of the Company.

Mr. Klein received a grant of fully vested, nonforfeitable, nonqualified stock options to purchase 5,700,000 shares of common stock of the Company, of which (i) options to purchase 1,900,000 shares of common stock have an exercise price of $0.50 per share; (ii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.70 per share; and (iii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.90 per share. The options expire on September 30, 2020.

In the event of any termination of the Agreement, Mr. Klein will be entitled to receive (i) any accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy or the Agreement, to the extent incurred on or prior to the date of termination; (iii) any benefits provided under the Company’s benefit plans upon termination of the Mr. Klein's employment, in accordance with the terms therein; (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the date of termination; and (v) any rights to indemnification by virtue of Mr. Klein's position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof and the Agreement. In the event of any Qualifying Termination (as defined in the Agreement), Mr. Klein is also entitled to receive (1) a lump-sum cash payment of $750,000, provided, that such amount increases to $1,100,000 if a Qualifying Termination occurs in connection with, contingent on or within the 12 months following a Change in Control (as defined in the Agreement); and (2) continuation of the health benefits not to exceed 18 months.

The Agreement also contains customary confidentiality provisions, as well as non-solicitation provisions that extend for up to one-year following termination of Mr. Klein's employment with the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	Co-Executive Chairman and Chief Executive Officer Compensation Plan, dated June 7, 2013, between National Holdings Corporation and Mark D. Klein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation (Registrant)

Date: June 12, 2013
	By:	/s/ Mark Klein
Mark Klein
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Co-Executive Chairman and Chief Executive Officer Compensation Plan, dated June 7, 2013, between National Holdings Corporation and Mark D. Klein.